                                                              Exhibit 11

Loss Per Common Share

The following is the calculation of basic and diluted loss per common share. Because the Company has net losses, all stock options issued have an anti-dilutive effect and, therefore, have been excluded from the loss per common share calculation.



                                                        2001               2000
                                                    -------------      ------------
Net loss                                            $(12,724,316)      $(3,971,008)
Dividends to preferred shareholders                      503,212           170,555
                                                    ------------       ------------
Net loss to common shareholders                     $(13,227,528)      $(4,141,563)
Weighted average shares for basic and diluted          4,258,087         4,246,346
Basic loss per common share                         $      (3.11)      $     (0.98)
                                                    =============      ============
Diluted loss per common share                       $      (3.11)      $     (0.98)
                                                    =============     ============
